EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Paragon Trade Brands, Inc. Stock Option Plan and the Paragon Trade Brands, Inc. Stock Option Plan for Non-Employee Directors, of our report dated February 2, 2000 (Except for the matter discussed in the next to last paragraph of Note 11, as to which the date is March 24, 2000 and the matters discussed in Note 4 and the last two paragraphs of Note 2 as to which the date is March 16, 2001), appearing in Paragon Trade Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

/s/ Arthur Andersen LLP


Atlanta, Georgia
November 19, 2001